Exhibit 10.10

November 22, 2015

Amendment to Licensing Agreement -
Worldwide Rights to the Unit Dose Eye Product

This Amendment refers to the Exclusive Distribution and Licensing Agreement between Resdevco Ltd. And Wize Pharma Ltd (Star Night Technologies Ltd) signed on, May 1, 2015 (hereinafter called the “Agreement”)

The parties hereto agree as follows:

1.	Signed contracts:

For purchasing all Resdevco’s existing contracts for distributing the presently marketed unit dose dry-eye product, which are signed by the date of option execution, Resdevco will be paid 10 times the net royalties received the previous twelve months or the minimum royalty payment, as defined in the agreements, whichever is higher.

2.	Right of First Negotiations:

Resdevco hereby declares that if any distributor in a new territory (“Distributor”) that has approached Resdevco, or a distributor approached by Resdevco and that is ready for negotiating financial and commercial terms, Resdevco will inform Wize Pharma of this situation. Wize Pharma will have one week to inform Resdevco in writing, if it wishes to take over the negotiation with Distributor. If Wize Pharma takes over negotiation, it will guarantee in writing within 10 days that if a contract is signed with the Distributor, Wize Pharma will pay Resdevco according to the terms outlined in Appendix E of the Agreement (minimum annual sales and cost per unit).

Once Wize Pharma sends the above written notice, Resdevco will stop negotiations with any party for that territory. Wize Pharma will report monthly to Resdevco on the status of the negotiations.

If Wize Pharma is unable to conclude negotiations with Distributor within three months, Wize Pharma will return the negotiation rights to Resdevco. Wize Pharma may ask for extension of the Negotiating Rights for another three months. Based on the state of negotiations, and in good faith, Resdevco may, but is not obliged to, extend the above rights to Wize Pharma.

Notwithstanding the above, Resdevco may insist on Specific Distributors in Specific Territories (“Specific Distributors”) for Wize Pharma to operate with. In which case, Wize Pharma shall sign distribution agreements and commercial terms with such Specific Distributors.

If Wize Pharma is unable to sign distribution agreement with the Specific Distributors within six months, Wize Pharma will return the negotiation rights to Resdevco and Wize Pharma will lose any commercial right to that territory.

This Right of First Negotiations will not include territories for which Resdevco has received a proposal from Pannonpharma Ltd.- Hungary for distributing in those specific territories.

3.	Rest of the world:

Resdevco grants Wize Pharma an option to purchase all the territories which are not under a signed contract for the amount of 3 Million USD and 0.3 UDS royalties per box of 30 unit for the dry-eye / Conjunctivochalasis product, or equivalent royalties for boxes of different quantities.

Resdevco grants Wize Pharma right of first refusal for purchasing the ‘Rest of the world’. The right of first refusal will be valid for 10 (ten) days starting on the day Resdevco informs Wize Pharma about a signed offer for the purchase price, that was received by Resdevco, from an independent third party to purchase the ‘Rest of the world’. Wize Pharma will have the opportunity to match the offer by a written execution notice

4.	Manufacturing and supply

Resdevco has no responsibility whatsoever regarding any old or new manufacturing and/or supply agreement for the unit dose eye drops

5.	Validity of this Amendment:

This Amendment will be renewed automatically on an annual basis, in good faith, unless terminated by either party up to 60 days prior to renewal.

Dates: November 22, 2015

/s/ Prof. S. Dikstein	/s/ Or Eisenberg
Resdevco Ltd	Wize Pharma Ltd